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Exhibit 23(d)(3)

                        DAVIS NEW YORK VENTURE FUND, INC.
                FIRST AMENDMENT OF INVESTMENT ADVISORY AGREEMENT

June 12,  2001

Davis Selected Advisers, L.P.
2949 East Elvira Road, Suite 101
Tucson, Arizona 85706

Gentlemen:

We hereby confirm that, as of the date that the Securities and Exchange Commission shall declare the registration statement for Davis Research Fund effective, paragraph 6 of our Investment Advisory Agreement of January 1, 2001 is amended in its entirety to read as follows:

6. Fees. The Company has formed two funds, consisting of separate investment portfolios, and wishes to employ you to supervise and assist in the management of both funds upon the terms and conditions described in this Agreement. In consideration of such services, we shall pay you a fee calculated at the following annual rates based upon the daily net asset value of each separate portfolio:

                DAVIS NEW YORK VENTURE FUND

         ANNUAL RATE               DAILY NET ASSET VALUE

          0.75% of                 First $250,000,000
          0.65% of                 Next $250,000,000
          0.55% of                 Next $2,500,000,000
          0.54% of                 Next $1,000,000,000
          0.53% of                 Next $1,000,000,000
          0.52% of                 Next $1,000,000,000
          0.51% of                 Next $1,000,000,000
          0.50% of                 Amount in excess of $7,000,000,000

                     DAVIS RESEARCH FUND

         ANNUAL RATE               DAILY NET ASSET VALUE


          0.75% of                 First $250,000,000
          0.65% of                 Next $250,000,000
          0.55% of                 Amount in excess of 500,000,000

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     For this purpose, the daily net asset value shall be computed in the same manner as the value of such daily net assets are computed in connection with the determination of the net asset value of our shares. The fee shall be accrued daily and paid monthly on the first business day following the end of the month in which the services were rendered.

In all other respects, the Investment Advisory Agreement of January 1, 2001 remains in full force and effect.

If the foregoing is in accordance with your understanding, please indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

Davis New York Venture Fund, Inc.


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By  Sharra Reed
    Vice President

Accepted as of the day and year first above written.

Davis Selected Advisers, L.P.
By: Davis Investments, LLC, General Partner


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By: Thomas Tays
    Vice President